Exhibit 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13D filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of the Class A Common Stock, par value $0.01 per share, of Townsquare Media, Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k). This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: June 20, 2023

MADISON SQUARE GARDEN ENTERTAINMENT CORP.

By:	/s/ Philip D’Ambrosio
	Name:	Philip D’Ambrosio
	Title:	Executive Vice President & Treasurer

MSG ENTERTAINMENT HOLDINGS, LLC

By:	/s/ Philip D’Ambrosio
	Name:	Philip D’Ambrosio
	Title:	Executive Vice President & Treasurer

MSG NATIONAL PROPERTIES, LLC

By:	/s/ Philip D’Ambrosio
	Name:	Philip D’Ambrosio
	Title:	Executive Vice President & Treasurer